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Comdisco, Inc. and Subsidiaries                                       Exhibit 11

COMPUTATION OF EARNINGS (LOSS) PER SHARE
(in millions except per share data)

Average shares used in computing earnings (loss) per common and common equivalent share were as follows:

                                                           2001        2000        1999        1998        1997
                                                      ---------   ---------   ---------   ---------   ---------
Average shares issued                                       225         224         222         221         220
Effect of dilutive options                                    -          10          10          12          10
Treasury stock                                              (74)        (72)        (70)        (70)        (72)
                                                      ---------   ---------   ---------   ---------   ---------
  Total                                                     151         162         162         163         158
                                                      =========   =========   =========   =========   =========

Net earnings (loss) to common stockholders            $    (272)  $     (67)  $      48   $     151   $     123
                                                      =========   =========   =========   =========   =========

Net earnings (loss) per common share:
  Earnings (loss) per common share-basic:
    Earnings (loss) from continuing operations        $   (1.40)  $    1.42   $     .28   $     .66   $     .58
    Earnings (loss) from discontinued operations          (0.41)      (1.86)        .04         .34         .26
    Cumulative effect of change in accounting
      principle                                             .01           -           -           -           -
                                                      ---------   ---------   ---------   ---------   ---------
                                                      $   (1.80)  $   (0.44)  $    0.32   $    1.00   $     .84
                                                      =========   =========   =========   =========   =========

Net Earnings (loss) per common share-diluted:
    Earnings (loss) from continuing operations        $   (1.40)  $    1.34   $     .26   $     .62   $     .54
    Earnings (loss) from discontinued operations          (0.41)      (1.75)        .04         .31         .24
    Cumulative effect of change in accounting
      principle                                             .01           -           -           -           -
                                                      ---------   ---------   ---------   ---------   ---------
                                                      $   (1.80)  $   (0.41)  $     .30   $     .93   $     .78
                                                      =========   =========   =========   =========   =========

On April 22, 1998 the Board of Directors authorized a two-for-one split of the company's common stock to be distributed on June 15, 1998, to holders of record on May 22, 1998. All data with respect to earnings (loss) per common share, dividends per common share, and weighted average number of common shares outstanding has been retroactively adjusted to reflect the two-for-one split.